                                                                      Exhibit 12


                         ENERGYNORTH NATURAL GAS, INC.
       FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                EXHIBIT 12  STATEMENT RE: COMPUTATION OF RATIOS

                      RATIO OF EARNINGS TO FIXED CHARGES

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

                                             (unaudited)
                                            Twelve Months
                                         Ended June 30, 1997                     Fiscal Years Ended September 30,
                                      -------------------------  -----------------------------------------------------------------
                                      Pro Forma     Historical          1996        1995           1994        1993       1992
                                      -------------------------  -----------------------------------------------------------------
Earnings
    Net income                         $5,437,000    $5,437,000   $5,427,000   $3,745,000    $4,837,000    $4,960,000   $3,392,000
    Add back:
        Provision for income taxes      3,330,000     3,330,000    3,224,000    1,745,000     2,280,000     1,997,000    1,542,000
        Fixed charges                   4,322,000     3,840,000    3,803,000    4,333,000     3,888,000     3,710,000    3,993,000
                                      -------------------------  -----------------------------------------------------------------
           Adjusted earnings          $13,089,000   $12,607,000  $12,454,000   $9,823,000   $11,005,000   $10,667,000   $8,927,000
                                      =========================  =================================================================

Fixed charges
    Total interest expense              4,021,000     3,540,000    3,508,000    4,049,000     3,675,000     3,490,000    3,770,000
    Interest element of rentals           300,000       300,000      295,000      284,000       213,000       220,000      223,000
                                      -------------------------  -----------------------------------------------------------------
        Total fixed charges            $4,321,000    $3,840,000   $3,803,000   $4,333,000    $3,888,000    $3,710,000   $3,993,000
                                      =========================  =================================================================

Ratio of earnings to fixed charges
    (Adjusted earnings divided by
     fixed charges)                          3.03x         3.28x        3.27x        2.27x         2.83x         2.88x        2.24x
                                      =========================  =================================================================
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NOTE:
In computing the ratio of earnings to fixed charges, earnings are based on net income from continuing operations plus income taxes and fixed charges. Fixed charges consist of total interest, amortization of debt discount and expense, and the estimated portion of interest implicit in rentals. The pro forma ratio of earnings to fixed charges assumes that the Bonds had been outstanding throughout the period and that the indebtedness to be retired from the proceeds of sale of the Bonds had not been outstanding and assumes a 7.5% per annum interest rate on the Bonds.